February 26, 2010
Media Contact:  Cynthia Messina   (702) 876-7132
Shareholder Contact:  Ken Kenny  (702) 876-7117
FOR IMMEDIATE RELEASE

SOUTHWEST GAS INCREASES THE QUARTERLY COMMON STOCK DIVIDEND
AND DECLARES SECOND QUARTER 2010 DIVIDEND

LAS VEGAS, NEV. – The Board of Directors for Southwest Gas Corporation (NYSE:  SWX) has increased the quarterly common stock dividend from $.2375 per share to $.25 per share and has declared the following second quarter cash dividend:

Common Stock

Payable	June 1, 2010
Of Record	May 17, 2010
Dividend	$.25 per share

The dividend equates to $1.00 per share, a five cent or approximately five percent increase, on an annualized basis.  The Company has paid quarterly dividends continuously since going public in 1956, and has raised its dividend in each of the past four years.  Chief Executive Officer Jeffrey Shaw noted, “Improved cash flows, a decrease in capital expenditures, and sensible cost controls have all combined to strengthen our financial position, despite the current economic downturn.  Dividend increases are necessary to facilitate competitive and reasonable returns for our shareholders.”

– more –

Southwest Gas – Add 1
February 26, 2010

About Southwest Gas
Southwest Gas Corporation provides natural gas service to approximately 1.8 million customers in Arizona, Nevada, and California.  For more information about Southwest Gas, please visit www.swgas.com.

# # #

– end –